UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported) April 29, 2010

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50697	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 22nd Floor, Building East, New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of April 29, 2010, the Board of Directors (the “Board”) of Ares Capital Corporation, a Maryland corporation (the “Company”), amended its bylaws to increase the maximum number of directors of the Company that the Board may establish from eight to eleven, increased the size of the Board from seven to nine members and appointed Antony P. Ressler as an interested Class III director and Ann Torre Bates as an independent Class I director to fill the vacancies created by such increase.

The initial term of Mr. Ressler, a Class III director, will expire at the 2010 annual meeting of stockholders of the Company.  Mr. Ressler will not serve on any committees of the Board and will not receive any additional compensation for his services as a director.

Mr. Ressler is a Senior Partner in the Ares Private Equity Group and sits on the Executive Committee of Ares Partners Management Company LLC (“Ares”).  Mr. Ressler is a Senior Advisor to the Ares Capital Markets Group and also serves on the Investment Committee of all Ares Management funds.  Prior to Ares, Mr. Ressler was a co-founder of Apollo Management, L.P. in 1990 and was a member of the original six-member management team. Mr. Ressler oversaw and led the capital markets activities of Apollo Management, L.P. and Lion Advisors, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans and other fixed income assets.  Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Inc., with responsibility for the New Issue/Syndicate Desk.  Mr. Ressler currently serves on the Board of Directors of Kinetics Holdings, LLC.  Mr. Ressler is also a member of the Board of Trustees of the Center for Early Education, the Los Angeles County Museum of Art (“LACMA”), the Alliance for College-Ready Public Schools, and is involved in the U.S. Chapter of Right to Play (formerly known as Olympic Aid), an international humanitarian organization that is committed to improving the lives of the most disadvantaged children through sports and play, currently operating in over 20 countries worldwide.  Mr. Ressler is also one of the founding members of the Board of Directors of the Painted Turtle Camp, a $40 million southern California based facility created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his BSFS from Georgetown University’s School of Foreign Service and received his MBA from Columbia University’s Graduate School of Business.

The initial term of Ms. Bates, a Class I director, will expire at the 2011 annual meeting of stockholders of the Company.  The Board has determined that Ms. Bates is independent within the meaning of the independence standards of the Securities and Exchange Commission and the NASDAQ Marketplace Rules.  As an independent director, Ms. Bates will receive the same compensation as that provided to the Company’s other independent directors, as described in detail in the Company’s other filings with the SEC.

Ms. Bates has been a strategic and financial consultant since 1997 principally with respect to corporate finance matters. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm. From 1991 to 1995, Ms. Bates was Vice President and Treasurer of US Airways, and held various finance positions from 1988 to 1991. She currently serves on the Board of Directors of the Franklin Mutual Series and Recovery Funds, the Franklin Templeton Funds and SLM Corporation (Sallie Mae). She served as a director of Allied Capital Corporation from 2003 to 2010. Ms. Bates’ name was submitted to the nominating committee of the Board to fill a vacancy in accordance with the terms of the merger agreement entered into in connection with the Company’s acquisition of Allied Capital Corporation.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of April 29, 2010, the Board adopted the First Amendment to Second Amended and Restated Bylaws (the “Amendment”) of the Company.  The Amendment increases the maximum number of directors of the Company that the Board may establish from eight to eleven.

The preceding summary of the change effected by the adoption of the Amendment is qualified in its entirety by reference to a copy of the Amendment filed as Exhibit 3.1 to this current report and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description
3.1	First Amendment to Second Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: April 30, 2010

	By:	/s/ Richard S. Davis
	Name:	Richard S. Davis
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.1	First Amendment to Second Amended and Restated Bylaws